UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

Advanced Medical Optics, Inc.

(Name of Issuer)

Common Stock, $.01 par value per share

(Title of Class of Securities)

00763M108 (CUSIP Number)

April 4, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00763M108	13G

1)	NAMES OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) JGD Management Corp.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 1,900,000 6) SHARED VOTING POWER -0- 7) SOLE DISPOSITIVE POWER 1,900,000 8) SHARED DISPOSITIVE POWER -0-

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,900,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Approximately 5.1%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Page 2 of 20 Pages

CUSIP No. 00763M108	13G

1)	NAMES OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) York Capital Management, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 163,772 6) SHARED VOTING POWER -0- 7) SOLE DISPOSITIVE POWER 163,772 8) SHARED DISPOSITIVE POWER -0-

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,772
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Approximately 0.4%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Page 3 of 20 Pages

CUSIP No. 00763M108	13G

1)	NAMES OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) York/Green Capital Partners, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 95,000 6) SHARED VOTING POWER -0- 7) SOLE DISPOSITIVE POWER 95,000 8) SHARED DISPOSITIVE POWER -0-

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Approximately 0.3%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Page 4 of 20 Pages

CUSIP No. 00763M108	13G

1)	NAMES OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) York Investment Limited
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Commonwealth of the Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 730,280 6) SHARED VOTING POWER -0- 7) SOLE DISPOSITIVE POWER 730,280 8) SHARED DISPOSITIVE POWER -0-

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 730,280
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Approximately 2.0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Page 5 of 20 Pages

CUSIP No. 00763M108	13G

1)	NAMES OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) York Select, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 397,568 6) SHARED VOTING POWER -0- 7) SOLE DISPOSITIVE POWER 397,568 8) SHARED DISPOSITIVE POWER -0-

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 397,568
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Approximately 1.1%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Page 6 of 20 Pages

CUSIP No. 00763M108	13G

1)	NAMES OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) York Select Unit Trust
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 337,894 6) SHARED VOTING POWER -0- 7) SOLE DISPOSITIVE POWER 337,894 8) SHARED DISPOSITIVE POWER -0-

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,894
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Approximately 0.9%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Page 7 of 20 Pages

Item 1	(a).	Name of Issuer: Advanced Medical Optics, Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Offices: 1700 E. St. Andrew Place Santa Ana, California 92705

Item 2	(a).

Name of Person Filing:

This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the “Reporting Persons”) pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

(i) JGD Management Corp. (“JGD”), a Delaware corporation, an affiliate of Dinan Management, L.L.C. (“Dinan Management”), a New York limited liability company, York Select Domestic Holdings, LLC (“York Select Domestic Holdings”), a New York limited liability company, York Select Offshore Holdings, LLC (“York Select Offshore Holdings”), a New York limited liability company, and York/Green Domestic Holdings, LLC (“York/Green Domestic Holdings”), a Delaware limited liability company. JGD is also an affiliate of York Offshore Holdings, Limited (“York Offshore Limited”), a corporation of the Commonwealth of the Bahamas.

(ii) York Capital Management, L.P. (“York Capital”), a Delaware limited partnership.

(iii) York/Green Capital Partners, L.P. (“York/Green Capital Partners”), a Delaware limited partnership.

(iv) York Investment Limited (“York Investment”), a corporation of the Commonwealth of The Bahamas.

(v) York Select, L.P. (“York Select”), a Delaware limited partnership.

(vi) York Select Unit Trust (“York Select Trust”), a trust organized under the laws of the Cayman Islands.

Dinan Management is the General Partner of York Capital.

York/Green Domestic Holdings is the General Partner of York/Green Capital Partners.

York Offshore Limited is the investment manager of York Investment.

York Select Domestic Holdings is the General Partner of York Select.

York Select Offshore Holdings is the investment manager of York Select Trust.

JGD is also filing this Schedule on behalf of certain other accounts (“Managed Accounts”) which it manages.

Page 8 of 20 Pages

Item 2	(b).

Address of Principal Business Office or, if None, Residence:

The principal business office address of each of JGD, York Capital, York/Green Capital Partners, York Investment, York Select and York Select Trust is:

c/o York Capital Management

390 Park Avenue

New York, New York 10022

Item 2	(c).	Citizenship: The place of organization of each of the Reporting Persons is as follows:

Name of Reporting Person	Place of Organization
JGD	Delaware
York Capital	Delaware
York/Green Capital Partners	Delaware
York Investment	The Commonwealth of the Bahamas
York Select	Delaware
York Select Trust	Cayman Islands

Item 2	(d).	Title of Class of Securities: Common Stock, par value $.01 per share

Item 2	(e).	CUSIP Number: 00763M108

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Page 9 of 20 Pages

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i)	JGD

	(a)	Amount beneficially owned: 1,900,000

	(b)	Percent of class: 5.1%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 1,900,000

		(ii)	Shared power to vote or to direct the vote -0-

		(iii)	Sole power to dispose or to direct the disposition of 1,900,000

		(iv)	Shared power to dispose or to direct the disposition of -0-

(ii)	York Capital

	(a)	Amount beneficially owned: 163,772

	(b)	Percent of class: 0.4%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 163,772

		(ii)	Shared power to vote or to direct the vote -0-

		(iii)	Sole power to dispose or to direct the disposition of 163,772

		(iv)	Shared power to dispose or to direct the disposition of -0-

(iii)	York/Green Capital Partners

	(a)	Amount beneficially owned: 95,000

	(b)	Percent of class: 0.3%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 95,000

		(ii)	Shared power to vote or to direct the vote -0-

		(iii)	Sole power to dispose or to direct the disposition of 95,000

		(iv)	Shared power to dispose or to direct the disposition of -0-

Page 10 of 20 Pages

(iv)	York Investment

	(a)	Amount beneficially owned: 730,280

	(b)	Percent of class: 2.0%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 730,280

		(ii)	Shared power to vote or to direct the vote -0-

		(iii)	Sole power to dispose or to direct the disposition of 730,280

		(iv)	Shared power to dispose or to direct the disposition of -0-

(v)	York Select

	(a)	Amount beneficially owned: 397,568

	(b)	Percent of class: 1.1%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 397,568

		(ii)	Shared power to vote or to direct the vote -0-

		(iii)	Sole power to dispose or to direct the disposition of 397,568

		(iv)	Shared power to dispose or to direct the disposition of -0-

(vi)	York Select Trust

	(a)	Amount beneficially owned: 337,894

	(b)	Percent of class: 0.9%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 337,894

		(ii)	Shared power to vote or to direct the vote -0-

		(iii)	Sole power to dispose or to direct the disposition of 337,894

		(iv)	Shared power to dispose or to direct the disposition of -0-

Page 11 of 20 Pages

The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 37,184,449 shares of Common Stock outstanding as of April 6, 2005, as reported in the issuer’s Annual Meeting Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2005.

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not Applicable.

Item 8.	Identification and Classification of Members of the Group. Not Applicable.

Item 9.	Notice of Dissolution of Group. Not Applicable.

Page 12 of 20 Pages

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: April 14, 2005

JGD MANAGEMENT CORP.

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 13 of 20 Pages

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: April 14, 2005

YORK CAPITAL MANAGEMENT, L.P.

By:	DINAN MANAGEMENT, L.L.C.

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 14 of 20 Pages

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: April 14, 2005

YORK/GREEN CAPITAL PARTNERS, L.P.

By:	YORK/GREEN DOMESTIC HOLDINGS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 15 of 20 Pages

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: April 14, 2005

YORK INVESTMENT LIMITED

By:	YORK OFFSHORE HOLDINGS LIMITED

By:	/s/ Adam J. Semler
Adam J. Semler
Director

Page 16 of 20 Pages

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: April 14, 2005

YORK SELECT, L.P.

By:	YORK SELECT DOMESTIC HOLDINGS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 17 of 20 Pages

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: April 14, 2005

YORK SELECT UNIT TRUST

By:	YORK SELECT OFFSHORE HOLDINGS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 18 of 20 Pages

EXHIBIT A

AGREEMENT OF JOINT FILING

ADVANCED MEDICAL OPTICS, INC.

COMMON STOCK

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 14th day of April, 2005.

JGD MANAGEMENT CORP.

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

YORK CAPITAL MANAGEMENT, L.P.

By:	DINAN MANAGEMENT, L.L.C.

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 19 of 20 Pages

YORK/GREEN CAPITAL PARTNERS, L.P.

By:	YORK/GREEN DOMESTIC HOLDINGS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

YORK INVESTMENT LIMITED

By:	YORK OFFSHORE HOLDINGS LIMITED

By:	/s/ Adam J. Semler
Adam J. Semler
Director

YORK SELECT, L.P.

By:	YORK SELECT DOMESTIC HOLDINGS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

YORK SELECT UNIT TRUST

By:	YORK SELECT OFFSHORE HOLDINGS, LLC

By:	/s/ Adam J. Semler
Adam J. Semler
Chief Financial Officer

Page 20 of 20 Pages